UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2005

SEGMENTZ, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-49606	03-0450326
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

429 Post Road, Buchanan, Michigan 49107

(Address of principal executive offices – zip code)

(269) 695-4920

(Registrant’s telephone number, including area code)

Not applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTOR OR PRINCIPAL OFFICER; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Mr. Allan Marshall has tendered his resignation as a member of the Company’s Board of Directors effective as of August 31, 2005.

Andrew Norstrud has tendered his resignation as the Company’s Chief Financial Officer effective as of August 31, 2005.

Effective as of September 1, 2005, Mark Patterson has accepted the position as the Company’s Chief Financial Officer. Mr. Patterson served a Director of Corporate Reporting for SIRVA, Inc. (NYSE: SIR), a multi-billion-dollar relocation services provider that operates a variety of brand names, most notably North American Van Lines, where he was responsible for SEC reporting and compliance issues, from January 2005 to present; served as Corporate Controller and Director of Financial Planning and Analysis with transportation company CRST International, Inc. from July 2003 to December 2004; served as Chief Financial Officer of Coastal Resources, Inc., an Intermodial Transporation Company, from 2002 to July 2003; served as Chief Financial Officer of Schilli Transportation Services, Inc., a transportation, warehousing and logistics company with annual sales in excess of $100 million, from 1998 to 2002; and served as Director of Treasury and Finance with US Xpress Enterprises from 1995 to 1998. The Company and Mr. Patterson have executed an employment agreement with a term of 3 years, subject to a 1 year extension at the Company’s sole discretion, pursuant to which Mr. Patterson is to receive a base salary of $125,000, a performance based bonus equal to up to 30% of base salary per year, and a signing bonus of options to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $1.25 per share. The employment agreement, a copy of which is attached as an exhibit hereto, also contains a covenant not to compete and a nondisclosure provision.

A press release with respect to the foregoing matters is attached as an exhibit hereto.

ITEM 9.01 FINANCIAL STATEMENTS AN EXHIBITS

(c) Exhibits.

99.1	Employment Agreement with Mark Patterson dated September 1, 2005.
99.2	Press release dated September 1, 2005.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEGMENTZ, INC.

By:	/s/ Mike Welch
Name:	Mike Welch
Title:	Chief Executive Officer

Date: September 6, 2005